EXHIBIT 99.2


                                                  PRESS RELEASE


FOR IMMEDIATE RELEASE

CONTACT:  Jonathan B. Weis
          Director of Corporate Communications
          Entertainment Properties Trust
          (816) 472-1700

          Joe Keenan, Sturges & Word Inc.
          (816) 221-7500



           ENTERTAINMENT PROPERTIES TRUST ADDS THREE AMC THEATERS

     KANSAS CITY, MO. (December 23, 1997)   Entertainment
Properties Trust (EPR:NYSE), a Real Estate Investment Trust
(REIT) that owns entertainment-related properties, today announced it has purchased three theater properties from American
Multi-Cinema, Inc., a wholly-owned subsidiary of AMC
Entertainment, Inc.

     The three properties are: First Colony 24, Houston, Texas;
Oak View 24, Omaha, Nebraska; and Leawood Town Center 20,
Leawood, Kansas, a suburb of Kansas City. The acquisition of Leawood Town Center was ahead of schedule.

     "As a result of the earlier-than-expected opening of Leawood Town Center, we were able to add it to our portfolio early, which represents a pleasant $0.005 FFO (funds from operations) per share increase for stockholders based upon the projected rental income for that property in 1998," said David M. Brain, chief financial officer. The additions bring to 11 the number of megaplex theaters Entertainment Properties owns in the United States since the company became a publicly traded company in November of this year.

     Entertainment Properties Trust is a unique REIT focusing on the entertainment industry. In its initial public offering on November 18, 1997, the company raised $276 million, the proceeds of which are being used to purchase megaplex movie theaters and destination entertainment centers that are leased to theatrical exhibition companies and other entertainment facilities. The company's common stock is traded on the New York Stock Exchange under the ticker symbol EPR.